EXHIBIT 5.1

May 22, 2002

Regis Corporation
7201 Metro Boulevard
Minneapolis, MN 55439

     Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

     I have acted on behalf of Regis Corporation (the “Company”) in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission relating to 3,500,000 shares of Common Stock, $.05 par value, issued or to be issued by the Company (the “Shares”), pursuant to the terms of the Company’s 2000 Stock Option Plan (the “Plan”). Upon examination of such corporate documents and records as I have deemed necessary or advisable for the purposes hereof, it is my opinion that:

1.	The Company is a validly existing corporation in good standing under the laws of the State of Minnesota.

2.	The Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

s/ Bert M. Gross
Bert M. Gross